Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS, ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statements (Form S-8: Nos. 33-30696, 333-00793, and 333-00795) of Cotton States Life Insurance Company of our reports dated February 25, 2003, except for Note 2 as to which the date is March 14, 2003, with respect to the consolidated financial statements and schedules of Cotton States Life Insurance Company included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 24, 2003